Citizens Financial Services, Inc. S-4/A

Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 of Citizens Financial Services, Inc. of our report dated March 12, 2015, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Citizens Financial Services, Inc. for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

Wexford, Pennsylvania

September 25, 2015